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                                                                   EXHIBIT 10.50

                            BAKER HUGHES INCORPORATED

                        CORPORATE EXECUTIVE LOAN PROGRAM


I.       PURPOSE:  To provide loans to Company executives.

II. ADMINISTRATION: The Compensation Committee of the Board of Directors will administer the loan program. The Company's Chief Executive Officer will provide a report to the Compensation Committee periodically on the participants, amount of loans outstanding, and activity under this program.

III.     PARTICIPANTS: Any executive of the Company on the Strategic Leadership
         Team.

IV. LOAN AMOUNT LIMITATIONS: No more than $6,000,000 principal amount of loans in the aggregate may be outstanding to all participants under this program at any time. No participant may receive a loan if the aggregate of loans outstanding to that participant would exceed his current annual salary rate.

V. INTEREST: Interest shall be due and payable with respect to any loan on a quarterly basis at the greater of (a) the weighted average borrowing rate of the Company at the inception of the loan, or (b) the Applicable Federal Interest Rate as described from time to time under Section 1274(d) of the Internal Revenue Code of 1986 in effect at the inception of the loan for the relevant period within the meaning of Section 1274(d).

VI. TERM: No loan may have a term of more than five years. All loans shall also be due and payable upon the earlier to occur of demand by the Company or termination of the participant's employment with the Company. A loan that must be repaid by reason of the expiration of its term may be renewed at the discretion of the administrator.

VII. OFFSETS: If any amount payable with respect to a loan is past due, the Company may offset, to the extent of such overdue amount, any amounts otherwise due and payable to the participant under any severance plan or policy of the Company or under the Company's Supplemental Retirement Plan or as compensation. Upon termination of a participant's employment, the Company shall be entitled to offset any amounts otherwise due under any severance plan or policy of the Company or under the Company's Supplemental Retirement Plan or as compensation.

VIII. OTHER PROVISIONS: A participant will be required, as a condition to making a loan, to enter into such agreements as may be required by the Compensation Committee, in the case of the Chief Executive Officer, or by the Chief Executive Officer, in the case of other participants, including a note, a security instrument or other agreements. The note evidencing a loan shall comply in all respects with the provisions of this program and must be executed by the participant before the loan is funded.